Exhibit 99.1

AMERICREDIT ANNOUNCES NEW WAREHOUSE FINANCING AGREEMENT

FORT WORTH, TEXAS October 3, 2006 – AMERICREDIT CORP. (NYSE: ACF) announced today that it has entered into a $750 million structured, medium term note financing insured by MBIA Insurance Corporation (“MBIA”). This financing, which matures in October 2009, will replace the existing $650 million medium term note financing insured by MBIA that will be retired on October 11, 2006. AmeriCredit uses proceeds from warehouse facilities to finance the purchase of auto finance contracts. With these changes, AmeriCredit will have $4.15 billion of committed warehouse facilities.

About AmeriCredit

AmeriCredit Corp. is a leading independent automobile finance company that provides financing solutions indirectly through auto dealers and directly to consumers in the United States and Canada. AmeriCredit has approximately 1 million customers and $12 billion in managed auto receivables. The Company was founded in 1992 and is headquartered in Fort Worth, Texas. For more information, visit www.americredit.com.

Contact:

Investor Relations	Media Relations
Caitlin DeYoung	John Hoffmann
(817) 302-7394	(817) 302-7627